EXHIBIT 10.6

Imation Corp. 2005 Stock Incentive Plan

Restricted Stock Award Agreement

     This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) effective as of «GrantDt» is between Imation Corp., a Delaware corporation (the “Company”), and , «Name» an employee of the Company or one of its Affiliates (the “Participant”), pursuant to and subject to the terms and conditions of the Imation Corp. 2005 Stock Incentive Plan (the “Plan”).

     The Company desires to award to the Participant a number of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the Plan. The purpose of this Agreement is to evidence the terms and conditions of an award of restricted stock granted to the Participant under the Plan.

     Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

Section 1. Award of Restricted Stock.

     Effective «GranDt» (the “Effective Date”), the Company granted to the Participant a restricted stock award of «GranDt»(«GranDt») shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in this Agreement and in accordance with the terms of the Plan (the “Restricted Stock Award”).

Section 2. Rights with Respect to the Shares.

               (a) Stockholder Rights. With respect to the Shares, the Participant shall be entitled at all times on and after the date of issuance of the Shares to exercise the rights of a stockholder of Common Stock of the Company, including the right to vote the Shares and the right to receive dividends on the Shares as provided in Section 2(b) hereof, unless and until the Shares are forfeited pursuant to Section 3 hereof. However, the Shares shall be nontransferable and subject to a risk of forfeiture to the Company at all times prior to the dates on which such Shares become vested, and the restrictions with respect to the Shares lapse, in accordance with Section 3 of this Agreement.

               (b) Dividends. As a condition to receiving the Shares under the Plan, the Participant hereby agrees to defer the receipt of dividends paid on the Shares. Cash dividends or other cash distributions paid with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate, shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary, and shall be forfeited in the event that the Shares with respect to which the dividends were paid are forfeited.

               (c) Issuance of Shares. The Company shall cause the Shares to be issued in the Participant’s name or in a nominee name on the Participant’s behalf, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Shares, which certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. The Participant hereby agrees to the retention by the Company of the Shares and, if a stock certificate is issued, the Participant agrees to execute and deliver to the Company a blank stock power with respect to the Shares as a condition to the receipt of this Restricted Stock Award. After any Shares vest pursuant to Section 3 hereof, and following payment of the applicable withholding taxes pursuant to Section 6 of this Agreement, the Company shall promptly cause to be issued a certificate or certificates, registered in the Participant’s name, evidencing such vested whole Shares (less any Shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to the Participant free of the legend and the stop-transfer order referenced above. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share at the time certificates evidencing the Shares are delivered to the Participant.

Section 3. Vesting; Forfeiture.

               (a) Vesting. Subject to the terms and conditions of this Agreement, and except as otherwise provided in Section 3(c) hereof, twenty five percent (25%) of the Shares shall vest, and the restrictions with respect to the Shares shall lapse, on each of the first, second, third and fourth anniversaries of the Effective Date if the Participant remains continuously employed by the Company or an Affiliate of the Company until such respective vesting dates.

               (b) Forfeiture. Except as otherwise provided in Section 3(c) hereof, if the Participant ceases to be employed by the Company and all Affiliates of the Company for any reason prior to the vesting of the Shares pursuant to Section 3(a) hereof, Participant’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive dividends on such Shares.

               (c) Change of Control. Notwithstanding the vesting and forfeiture provisions contained in Sections 3(a) and 3(b) hereof, but subject to the other terms and conditions set forth in this Agreement, in the event the Participant shall cease to be employed by the Company or an Affiliate for any reason other than death, Disability or Termination for Cause within two (2) years following a Change of Control, the Participant shall become immediately vested in all of the Shares, and the restrictions with respect to the Shares shall lapse, as of the date of such termination of employment. In the event that the provisions of this Section 3(c) result in “payments” that are finally and conclusively determined by a court or Internal Revenue Service proceeding to be subject to the excise tax imposed by Section 4999 of the Code, and the Participant has not received any additional cash payment from the Company relating thereto under the provisions of Section 6 of the Severance Agreement between the Company and the Participant (the “Severance Agreement”), the Company shall pay to the Participant an additional amount such that the net amount retained by the Participant following realization of all compensation under the Plan that resulted in such “payments,” after allowing for the amount of such excise tax and any additional federal, state and local income and employment taxes paid on the additional amount, shall be equal to the net amount that would otherwise have been retained by the Participant if there were no excise tax imposed by Section 4999 of the Code. If the Participant receives any additional cash payment from the Company under Section 6 of the Severance Agreement, the foregoing sentence shall be of no force or effect and the provisions of the Severance Agreement shall be deemed to supersede the foregoing sentence in its entirety.

               (d) Early Vesting. Except as provided in Section 3(c) hereof or unless otherwise determined by the Committee in its sole discretion, and notwithstanding any provisions contained in the Severance Agreement, in no event will any of the Shares vest prior to their respective vesting dates set forth in Section 3(a) hereof. Without limiting the generality of the foregoing, the Company and the Participant hereby expressly acknowledge and agree that the provisions of Section 5(i)(d) of the Severance Agreement shall not apply to the Shares or to this Restricted Stock Award.

Section 4. Restrictions on Transfer.

     Until the Shares vest pursuant to Section 3 hereof, neither the Shares, nor any right with respect to the Shares under this Agreement, may be sold, assigned, transferred, pledged, hypothecated (by operation of law or otherwise) or otherwise conveyed or encumbered and shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation or other conveyance or encumbrance shall be void and unenforceable against the Company or any Affiliate of the Company.

Section 5. Distributions and Adjustments.

               (a) If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company or other similar corporate transaction or event such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of such Shares.

               (b) Any additional shares of Common Stock of the Company, any other securities of the Company and any other property distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

Section 6. Taxes.

               (a) The Participant acknowledges that the Participant will consult with the Participant’s personal tax adviser regarding the income tax consequences of the grant of the Shares, payment of dividends on the Shares, the vesting of the Shares and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant.

               (b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, the Participant may elect to satisfy tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares by (i) delivering cash, check, bank draft, money order or wire transfer payable to the order of the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. The Participant’s election must be made on or before the date that the amount of tax to be withheld is determined. If the Participant does not make an election, the Company will withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

Section 7. Definitions.

Terms not defined in this Agreement shall have the meanings given to them in the Plan, and the following terms shall have the following meanings when used in this Agreement:

               (a) “Change of Control” means any of the following events:

i.	the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or an Affiliate, or any employee benefit plan of the Company or an Affiliate, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of a majority of the Continuing Directors (as hereinafter defined); or

ii.	individuals who, as of the Effective Date, constitute the Board of Directors of the Company (generally the “Directors” and as of the Effective Date the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Effective Date whose nomination for election was approved in advance by a vote of a majority of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or

iii.	the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of a majority of the Continuing Directors; or

iv.	the first purchase under any tender offer or exchange offer (other than an offer by the Company or an Affiliate) pursuant to which Common Stock is purchased.

               (b) “Disability” shall be as defined under the Imation Corp. Long Term Disability Income Protection Plan.

               (c) “Termination for Cause” means termination of Participant’s employment with the Company or an Affiliate for the following acts: (i) the Participant’s gross incompetence or substantial failure to perform his or her duties, (ii) misconduct by the Participant that causes or is likely to cause harm to the Company or that causes or is likely to cause harm to the Company’s reputation, as determined by the Company’s Board of Directors in its sole and absolute discretion (such misconduct may include, without limitation, insobriety at the workplace during working hours or the use of illegal drugs), (iii) failure to follow directions of the Company’s Board of Directors that are consistent with the Participant’s duties, (iv) the Participant’s conviction of, or entry of a pleading of guilty or nolo contendre to, any crime involving moral turpitude, or the entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting the Participant from participating in the conduct of the affairs of the Company or (v) any breach of this Agreement that is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach in reasonable detail.

Section 8. Governing Law.

     The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of this Agreement.

Section 9. Plan Provisions.

     This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Participant confirms that the Participant has received a copy of the Plan and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Restricted Stock Award subject to all the terms and provisions of the Plan.

Section 10. No Rights to Continue Service or Employment.

     Nothing herein shall be construed as giving the Participant the right to continue in the employ or to provide services to the Company or any Affiliate, whether as an employee or as a consultant or otherwise, or interfere with or restrict in any way the right of the Company or any Affiliate to discharge the Participant, whether as an employee or consultant or otherwise, at any time, with or without cause. In addition, the Company or any Affiliate may discharge the Participant free from any liability or claim under this Agreement, unless otherwise expressly provided herein.

Section 11. Entire Agreement.

     Except as specifically provided herein with regard to the Severance Agreement, (i) this Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to said subject matter; (ii) all prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement; and (iii) each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

Section 12. Modification.

     No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Plan, this Agreement and the Restricted Stock Award may be amended, altered, suspended, discontinued or terminated to the extent permitted by the Plan.

Section 13. Shares Subject to Agreement.

     The Shares shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 5, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of the Shares. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Committee to be applicable are satisfied.

Section 14. Severability.

     In the event that any provision that is contained in the Plan or this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or this Agreement for any reason and under any law as deemed applicable by the Committee, the invalid, illegal or unenforceable provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Agreement, such provision shall be stricken as to such jurisdiction or Shares, and the remainder of the Plan or this Agreement shall remain in full force and effect.

Section 15. Headings.

     Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

Section 16. Participant’s Acknowledgments.

     The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or the Board of Directors of the Company, as appropriate, upon any questions arising under the Plan or this Agreement. Any determination in this connection by the Company, including the Board of Directors of the Company or the Committee, shall be final, binding and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules and regulations.

Section 17. Parties Bound.

     The terms, provisions and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. This Agreement shall have no force or effect unless it is duly executed and delivered by the Company and the Participant.

     The Company and the Participant have caused this Agreement to be signed and delivered as of the date set forth above.

IMATION CORP.

By:

Name:

Title:

«GrantDt»